EXHIBIT A

                                 PLAN OF MERGER



         THIS PLAN OF MERGER (the "Plan of Merger"), dated as of the 14th day of January, 2000 is by and between CorVu Corporation, a Minnesota corporation ("Seller"), and Minnesota American, Inc., a Minnesota corporation (the "Surviving Corporation").

         WHEREAS, the respective Boards of Directors of the Seller and the Surviving Corporation deem it advisable for the general welfare and advantage of the respective corporations and their respective shareholders that, subject to the terms and conditions contained in this Plan of Merger and in that certain Agreement and Plan of Reorganization, dated the 17th day of November, 1999 (the "Reorganization Agreement"), and in accordance with the applicable laws of the State of Minnesota, Seller be merged with and into the Surviving corporation (the "Merger");

         NOW, THEREFORE, the parties hereto, subject to the approval of their respective shareholders as required by law, in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Seller be merged with and into the Surviving Corporation pursuant to the laws of the State of Minnesota, and do hereby agree upon, prescribe and set forth the terms and conditions of the Merger, the method of carrying the same into effect, and the manner and basis of converting shares of Seller into shares of Stock of the Surviving Corporation and cash, as follows:


                                   ARTICLE 1.
                        THE MERGER; CONVERSION OF SHARES

         1.1 The Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as defined in Section 1.2 hereof), Seller shall be merged with and into Surviving Corporation in accordance with the provisions of the Minnesota Business Corporation Act (the "MBCA"), whereupon the separate corporate existence of Seller shall cease, and Surviving Corporation shall continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers, and franchises and be subject to all the debts, liabilities, obligations, restrictions, disabilities, and duties of Seller and Surviving Corporation, all as more fully described in the MBCA.

         1.2 Effective Time. The Merger shall be effective upon filing with the Minnesota Secretary of State Articles of Merger including this Plan of Merger (the "Effective Time").


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         1.3 Conversion of Shares. At the Effective Time, by virtue of the
Merger and without any action on the part of Seller or Surviving Corporation or any holder of any share of capital stock of Seller or Surviving Corporation:

         (a) Each share of common stock of Seller, $.01 par value per share ("Seller Common Stock"), issued and outstanding immediately prior thereto (except for shares as to which the holders thereof have asserted dissenters' rights pursuant to Sections 302A.471 and 302A.473 of the MBCA and pursuant to
Section 1.4 below) shall be converted into, subject to Section 1.6(f), the right to receive 1.125 (the "Conversion Ratio") shares of common stock of Surviving Corporation, par value $.01 per share (the "Surviving Corporation Common Stock").

         (b) Each share of Surviving Corporation Common Stock and each share of Surviving Corporation Preferred Stock issued and outstanding immediately prior to the Effective Time shall (except for shares as to which the holders thereof have asserted dissenters' rights pursuant to Sections 302A.471 and 302A.473 of the MBCA and pursuant to Section 1.5 below) remain issued and outstanding and unaffected by the Merger.

         1.4 Seller Dissenters' Rights.

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Seller Common Stock held by a holder who has properly asserted dissenters' rights pursuant to Sections 302A.471 and 302A.473 of the MBCA with respect to such shares and who, as of the Effective Time, has not effectively withdrawn or lost such rights shall not be converted into or represent a right to receive shares of Surviving Corporation Common Stock pursuant to Section 1.3(a), but the holder thereof shall only be entitled to such rights as are granted by the MBCA.

                  (b) Notwithstanding the provisions of subsection (a) of this Section, if any holder of Seller Common Stock who asserts dissenters' rights with respect to such Seller Common Stock under the MBCA effectively withdraws or loses (through failure to perfect or otherwise) such dissenters' rights then, as of the later of the Effective Time or the occurrence of such event, such holder's Seller Common Stock shall automatically be converted into and represent only the right to receive the shares of Surviving Corporation Common Stock as provided in Section 1.3(a), without interest thereon, upon surrender of the certificate or certificates representing such Seller Common Stock.

                  (c) Seller shall give Surviving Corporation (i) prompt notice of any notice of intent to assert dissenters' rights with respect to any Seller Common Stock, withdrawals of such notices, and any other instruments served pursuant to the MBCA and received by Seller and (ii) the opportunity to participate in all negotiations and proceedings with respect to assertion of dissenters' rights with respect to Seller Common Stock under the MBCA. Seller shall not, except with the prior written consent of Surviving Corporation, voluntarily make any payment with respect to any assertion of dissenters' rights with respect to Seller Common Stock or offer to settle or settle any such demands.


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         1.5 Surviving Corporation Dissenters' Rights

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock held by a holder who has properly asserted dissenters' rights pursuant to Sections 302A.471 and 302A.473 of the MBCA with respect to such shares and not otherwise withdrawn or lost such rights with respect thereto shall not represent shares of Common Stock or Preferred Stock of the Surviving Corporation, but the holder thereof shall only be entitled to such rights as are granted by the MBCA.

                  (b) Surviving Corporation shall give Seller (i) prompt notice of any notice of intent to assert dissenters' rights with respect to any Surviving Corporation Common Stock, withdrawals of such notices, and any other instruments served pursuant to the MBCA and received by Surviving Corporation and (ii) the opportunity to participate in all negotiations and proceedings with respect to assertion of dissenters' rights with respect to Surviving Corporation Common Stock under the MBCA. Surviving Corporation shall not, except with the prior written consent of Seller, voluntarily make any payment with respect to any assertion of dissenters' rights with respect to Surviving Corporation Common Stock or offer to settle or settle any such demands.

         1.6 Exchange of Seller Common Stock.

                  (a) At or prior to the Effective Time, Surviving Corporation shall cause Surviving Corporation's stock transfer agent to act as exchange agent (the "Exchange Agent") hereunder. As promptly as practicable after the Effective Time, with respect to the shares of Surviving Corporation Common Stock into which shares of Seller Common Stock have been converted pursuant to Section 1.3(a), Surviving Corporation shall deliver written instructions to the transfer agent instructing such transfer agent to issue such shares of Surviving Corporation Common Stock pursuant to the provisions of this Section
         1.6. As promptly as practicable after the Effective Time, Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Seller Common Stock ("Seller Certificates"), who has not previously delivered such Seller Certificates to Surviving Corporation at the Closing, a form letter of transmittal and instructions for such holder's use in effecting the surrender of the Seller Certificates in exchange for certificates representing shares of Surviving Corporation Common Stock and cash in lieu of any fractional shares.

                  (b) As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of shares of Seller Common Stock, upon surrender to the Exchange Agent of one or more Seller Certificates for cancellation, together with a duly executed letter of transmittal, (i) one or more certificates representing the number of whole shares of Surviving Corporation Common Stock

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         into which the shares represented by the Seller Certificate(s) shall have been converted pursuant to Section 1.3(a), (ii) a bank check in the amount of cash into which the shares represented by the Seller Certificate(s) shall have been converted pursuant to Section 1.6(f) (relating to fractional shares), and (iii) any dividends or other distributions to which such holder is entitled pursuant to Section 1.6(c), and the Seller Certificate(s) so surrendered shall be canceled. In the event of a transfer of ownership of Seller Common Stock that is not registered in the transfer records of Seller, it shall be a condition to the issuance of shares of Surviving Corporation Common Stock that the Seller Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (i) pay to the Exchange Agent any transfer or other taxes required or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (c) Holders of Seller Common Stock will be entitled to any dividends or other distributions pertaining to the Surviving Corporation Common Stock received in exchange therefor that become payable to persons who are holders of record of Surviving Corporation Common Stock as of a record date that follows the Effective Time, but only after they have surrendered their Seller Certificates for exchange. Surviving Corporation shall deposit with the Exchange Agent any such dividend or other distributions, and subject to the effect, if any, of applicable law, the Exchange Agent shall receive, hold, and remit any such dividends or other distributions to each such record holder entitled thereto, without interest, at the time that such Seller Certificates are surrendered to the Exchange Agent for exchange.

                  (d) All certificates evidencing shares of Surviving Corporation Common Stock that are issued upon the surrender for exchange of Seller Certificates in accordance with the terms hereof, together with any cash paid for fractional shares pursuant to Section 1.6(f) hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Seller Common Stock represented by the surrendered Seller Certificates. All certificates evidencing shares of Surviving Corporation Common Stock that are issued in accordance with the terms hereof shall bear the following legend:

                  "The securities represented by this certificate have not been registered under the federal Securities Act of 1933, as amended, or applicable state securities laws and may not be sold, transferred, assigned, pledged, offered or otherwise disposed in the absence of an effective registration statement under applicable securities laws or an opinion of counsel reasonably satisfactory to the issuer that such registration is not required."

                  (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Seller Certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 1. As of the Effective Time, the holders of Seller Certificates representing shares of Seller Common Stock shall cease to have any rights as stockholders of Seller, except such rights, if any, as they may have pursuant to the MBCA or this Plan of Merger. Except as provided above, until such Seller Certificates are surrendered for exchange, each such Seller Certificate shall, after the Effective Time,

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         represent for all purposes only the right to receive a certificate or certificates evidencing the number of whole shares of Surviving Corporation Common Stock into which the shares of Seller Common Stock shall have been converted pursuant to the Merger as provided in Section 1.3(a) hereof, the right to receive the cash value of any fraction of a share of Surviving Corporation Common Stock as provided in Section 1.6(f) hereof and the right to receive any dividends or distributions as provided in Section 1.6(c).

                  (f) No fractional shares of Surviving Corporation Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued in connection with the Merger, no dividend or other distribution of Surviving Corporation shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Surviving Corporation. All fractional shares of Surviving Corporation Common Stock to which a holder of Seller Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple Seller Certificates of such holder are submitted together to the Exchange Agent. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of Seller Common Stock who otherwise would be entitled to receive such fractional share of Surviving Corporation Common Stock an amount of cash (without interest) determined by multiplying (i) the average of the closing "bid" and "ask" prices of a share of Surviving Corporation Common Stock as reported by the Nasdaq OTC Bulletin Board on the Closing Date (or if no prices are quoted for such Closing Date, the most recent trading day preceding the Closing Date), by (ii) the fractional share of Surviving Corporation Common Stock to which such holder would otherwise be entitled. Surviving Corporation will make available to the Exchange Agent any cash necessary for this purpose.

                  (g) In the event any Seller Certificates shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in respect of such lost, stolen, or destroyed Seller Certificates, upon the holder thereof making of an affidavit of such fact and agreeing to indemnify and hold harmless Surviving Corporation from any costs and expenses of such lost certificate later being presented for exchange, such shares of Surviving Corporation Common Stock, cash for fractional shares, if any, and dividends or other distributions, if any, as may be required pursuant to this Article 1.

         1.7 Stock Options and Warrants.

                  (a) Each option or warrant to purchase shares of Seller Common Stock that is outstanding at the Effective Time, whether or not exercisable and whether or not vested (a "Seller Option"), shall, without any action on the part of Seller or the holder thereof, be assumed by Surviving Corporation in such manner that Surviving Corporation (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of
         Section 424 of the Code and the regulations thereunder, or (ii) to the extent that Section 424 of the Code does not apply to any such Seller

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         Option, would be such a corporation if Section 424 of the Code were applicable to such Seller Option. Surviving Corporation shall assume Seller's 1996 Stock Option Plan (the "Seller Option Plan"). From and after the Effective Time, all references to Seller in the Seller Options shall be deemed to refer to the Surviving Corporation. The Seller Options assumed by Surviving Corporation shall be exercisable upon the same terms and conditions as under the Seller Options (including provisions regarding vesting and the acceleration thereof) except that (i) such Seller Options shall entitle the holder to purchase from the Surviving Corporation the number of shares of Surviving Corporation Common Stock (rounded down to the nearest whole number of such shares) that equals the product of the Conversion Ratio multiplied by the number of shares of Seller Common Stock subject to such Seller Option immediately prior to the Effective Time, (ii) the option exercise price per share of Surviving Corporation Common Stock shall be an amount (rounded up to the nearest full cent) equal to the exercise price per share of Seller Common Stock in effect immediately prior to the Effective Time divided by the Conversion Ratio, and (iii) the Seller Options shall vest to the extent required pursuant to the current terms of such Seller Options. Except to the extent required pursuant to the current terms of such Seller Options, Seller shall not take any action to accelerate the vesting of any Seller Options.

                  (b) As promptly as practicable after the Effective Time, the Surviving Corporation shall issue to each holder of a Seller Option a written instrument informing such holder of the assumption by Surviving Corporation of such Seller Option. Surviving Corporation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Surviving Corporation Common Stock for delivery upon exercise of Seller Options pursuant to the terms set forth in this
         Section 1.7. Surviving Corporation shall use its commercially reasonable efforts to cause those Seller Options that qualified as incentive stock options prior to the Effective Time to continue to qualify as incentive stock options immediately after the Effective Time. As promptly as practicable after the Surviving Corporation becomes subject to the reporting obligations of Section 13 of the Securities Exchange Act of 1934 (the "1934 Act"), Surviving Corporation shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Surviving Corporation Common Stock subject to Seller Options issued under the Seller Option Plan and shall use commercially reasonable efforts to maintain such registration statement (or any successor form), including the current status of any related prospectus or prospectuses, for so long as such Seller Options remain outstanding.

         1.8 Capitalization Changes. If at the Effective Time, the outstanding shares of Surviving Corporation Common Stock or Seller Common Stock shall have been changed into or exchanged in accordance with the terms of Sections 1.1 or 1.2, respectively, for a different number of shares or a different class by reason of any reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction, the Conversion Ratio and calculations set forth in this Plan of Merger shall be appropriately adjusted to reflect such reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction. This section shall not constitute either party's consent to the other party effecting such reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction.

         1.9 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of Surviving Corporation, as in effect immediately prior to the Effective Time shall be amended as of the Effective Time to read as set forth on Exhibit B, a copy of which is attached hereto.

         1.10 Bylaws of the Surviving Corporation. The Bylaws of Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to read as set forth on Exhibit C to Reorganization Agreement, a copy of which is on file with the Surviving Corporation and will be made available to shareholders of the Surviving Corporation upon request.

         1.11 Directors and Officers of the Surviving Corporation. As of the Effective Time, the officers and directors of Surviving Corporation shall resign and be replaced by such persons as are designated by Seller; provided that Seller agrees to (i) designate an uneven number of members of the Surviving Corporation's Board of Directors with a majority being outside directors, and
(ii) designate two members of the current Surviving Corporation Board of Directors to serve as directors of the Surviving Corporation in accordance with the MBCA and the Articles of Incorporation and Bylaws of the Surviving Corporation.



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                          REGISTRATION RIGHTS AGREEMENT


         THIS REGISTRATION RIGHTS AGREEMENT is made and entered into as of January 14, 2000, between MINNESOTA AMERICAN, INC., a Minnesota corporation which will change its name to "CorVu Corporation" ("MNAC"), and each of the shareholders of CorVu (as defined below) who become a party hereto by executing a signature page hereto (the "CorVu Shareholders").

                                   WITNESSETH

         WHEREAS, MNAC has entered into an Agreement and Plan of Reorganization dated November 17, 1999 between MNAC and CorVu Corporation, a Minnesota corporation ("CorVu"), with respect to the merger of CorVu with and into MNAC (the "Merger"); and

         WHEREAS, in the Merger each outstanding share of CorVu Common Stock will be converted into the right to receive one and one-eighth (1.125) shares of Common Stock, $.01 par value, of MNAC as the surviving corporation; and

         WHEREAS, each CorVu Shareholder is the legal owner of the number of issued and outstanding shares of CorVu Common Stock, $.01 par value, set forth on such shareholder's signature page hereto; and

         WHEREAS, MNAC's and CorVu's willingness and obligation to consummate the Merger are subject to the condition that MNAC and the CorVu Shareholders enter into this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

         1.1 Definitions. The following terms used in this Agreement shall be defined as follows:

         "Agreement" means this Registration Rights Agreement.

         "MNAC Common Stock" means the Common Stock, $.01 par value, of MNAC as the surviving corporation of the Merger.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "CorVu Shareholder(s)" means those holders of CorVu Common Stock that become parties to this Agreement by completing and signing the signature page hereto.

         "Merger" means the merger of CorVu with and into MNAC.

         "Merger Shares" means the shares of MNAC Common Stock issued to the CorVu Shareholders in the Merger.

         "person" means an individual, partnership, corporation, estate or trust or other entity.

         "Registration Statement" means a registration statement filed by MNAC with the SEC for a public offering and sale of securities of MNAC (other than a registration statement on Form S-8, Form S-4, any successor form thereto, or any other form covering only securities proposed to be issued in exchange for securities or assets of another corporation).

         "Registration Expenses" means the expenses described in Section 3.5.

         "Registrable Shares" means (i) the Merger Shares, (ii) any shares of MNAC Common Stock issued to CorVu Shareholders upon exercise of options or warrants to purchase CorVu Common Stock which are assured by MNAC in the Merger and exercised at a time when there is no Registration Statement in effect covering such issuance, and (iii) any other shares of MNAC Common Stock issued in respect of such shares in connection with any stock split, stock dividend, reclassification, recapitalization, or similar event; provided, however, that such shares shall cease to be Registrable Shares upon any sale thereof pursuant to a Registration Statement or Rule 144 under the Securities Act.

         "SEC" means the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Selling Holder" means as defined in Section 3.4(c).


                                    ARTICLE 2
                                INVESTMENT INTENT

         2.1 Knowledge of Reliance. The CorVu Shareholders acknowledge that MNAC, in claiming exemption from applicable securities laws for the issuance of the Merger Shares, is relying upon the statements and representations made herein.

         2.2 Domicile and Accredited Investor Status. Each CorVu Shareholder represents that the information regarding such CorVu Shareholder set forth on such CorVu Shareholder's signature page hereto is true and correct.

         2.3 Investment Purpose in Acquiring the Merger Shares. Each of the CorVu Shareholders is acquiring the Merger Shares for his/her/its own account for investment purposes only and not with a view to their resale or distribution. None of the CorVu Shareholders has any present intention to divide its participation with others or to resell or otherwise dispose of all or any part of the Merger Shares. In making these representations, the CorVu Shareholders understand that the statutory exemptions from registration under applicable securities laws being relied upon may not be available if, notwithstanding its representations, such CorVu Shareholder has a present intention of acquiring the Merger Shares for resale upon the occurrence or nonoccurrence of some predetermined event.

         2.4 Information About MNAC. Each of the CorVu Shareholders acknowledges receipt of business information about MNAC, including a draft of MNAC's Registration Statement on Form 10-SB to be filed with the SEC as soon as practicable after the Merger or before the Merger but with the effectiveness thereof delayed until after the Merger, and the Proxy Statement to MNAC shareholders in connection with the MNAC Special Meeting at which the Merger was approved. Each of the CorVu Shareholders further acknowledges that he/she/it has discussed the business and affairs of MNAC with an officer of MNAC and has received such information concerning MNAC as such CorVu Shareholder considers necessary or advisable in order to form a decision concerning acquisition of the Merger Shares.

         2.5 Restriction on Transfer; Compliance with Securities Act. Each of the CorVu Shareholders understands that the Merger Shares are not freely transferable and that such CorVu Shareholder may in fact be prohibited from selling the Merger Shares for an extended period of time. If any CorVu Shareholder sells or distributes the Merger Shares in the future, he/she/it shall sell or distribute them pursuant to the requirements of the Securities Act and other applicable securities laws. The CorVu Shareholders will not transfer any part of the Merger Shares without (i) effective registration under the Securities Act and other applicable securities laws, or (ii) obtaining an opinion of counsel satisfactory in form and substance to MNAC stating that the proposed transaction, if effected without such registration, will not result in a violation of the Securities Act and other applicable securities laws.

         2.6 Restrictive Legend. MNAC may place a restrictive legend on all certificates representing Merger Shares containing substantially the following language:

         "The securities represented by this certificate have not been registered under the federal Securities Act of 1933, as amended, or applicable state securities laws and may not be sold, transferred, assigned, pledged, offered or otherwise disposed in the absence of an effective registration statement under applicable securities laws or an opinion of counsel reasonably satisfactory to the issuer that such registration is not required."

The foregoing legend shall be removed from the certificates representing the Merger Shares, at the request of the holder thereof, at such time as MNAC receives an opinion of counsel satisfactory to MNAC that such Merger Shares are no longer subject to the restrictions set forth in Article 2 hereof.

         2.7 Stop Transfer Order. MNAC may place a stop transfer order with its registrar and stock transfer agent covering all certificates representing Merger Shares.


                                    ARTICLE 3
                               REGISTRATION RIGHTS

         3.1 Demand Registrations.

         (a) At any time after the Closing of the Merger, a holder or holders of an aggregate of at least 20% of the Registrable Shares may request, in writing, that MNAC effect the registration of at least 20% of the Registrable Shares. If the holder or holders initiating the registration intend to distribute the Registrable Shares by means of an underwriting, they shall so advise MNAC in their request. In the event such registration is underwritten, the holders of a majority of the Registrable Shares requested to be registered shall be entitled to select the managing underwriter of such offering, subject to MNAC's approval, and the right of other holders of Registrable Shares to participate shall be conditioned on such holders' participation in such underwriting. Upon receipt of any such request, MNAC shall promptly give written notice of such proposed registration to all holders of Registrable Shares. Such holders of Registrable Shares shall have the right, by giving written notice to MNAC within 30 days after MNAC provides its notice, to elect to have included in such registration such of their Registrable Shares as such holders may request in such notice of election, subject to the approval of the underwriter managing the offering as provided below. Thereupon, MNAC shall, as expeditiously as possible, use its best efforts to effect the registration of all Registrable Shares which MNAC has been requested to so register. Notwithstanding any other provision of this
Section 3.1, if the managing underwriter advises the holders of Registrable Shares initiating the registration in writing that the number of Registrable Shares requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering, then the holders of Registrable Shares initiating the registration shall so advise all holders of Registrable Shares which would otherwise be included in the underwriting and the number of Registrable Shares that may be included in the underwriting shall be allocated among all such holders of Registrable Shares, including the holders of Registrable Shares initiating the registration, in proportion (as nearly as practicable) to the amount of Registrable Shares owned by each such holder. If the managing underwriter does not limit the number of Registrable Shares to be underwritten, MNAC or other holders of securities of MNAC who have registration rights similar to those set forth in Section 3.2 hereof may include Common Stock for their respective accounts in such registration if the managing underwriter states that such inclusion would not adversely affect the offering of Registrable Shares and if the number of Registrable Shares which would otherwise have been included in such registration and underwriting will not thereby be limited or reduced.

         (b) MNAC shall not be required to effect more than two registrations pursuant to paragraph (a) above. In addition, MNAC shall not be required to effect any registration within six months after the effective date of any other Registration Statement of MNAC.

         (c) If at the time of any request to register Registrable Shares pursuant to this Section 3.1, MNAC is engaged or has fixed plans to engage, within 60 days of the time of the request, in a registered public offering as to which the holders of Registrable Shares may include Registrable Shares pursuant to Section 3.2 or in any other activity which, in the good faith determination of MNAC's Board of Directors, would be materially adversely affected by the requested registration then MNAC may at its option direct that such request be delayed for a period not in excess of six months from the date of such request. Such right to delay a request may not be exercised by MNAC more than once in any 12-month period.

         3.2 "Piggy-back" Registration.

         (a) Whenever MNAC proposes to file a Registration Statement (other than pursuant to Section 3.1) at any time and from time to time, it will, prior to such filing, give written notice to all holders of Registrable Shares of its intention to do so and, upon the written request of a holder or holders of Registrable Shares given within 20 days after MNAC provides such notice (which request shall state the intended method of disposition of such Registrable Shares), MNAC shall include all Registrable Shares which MNAC has been requested by such holder or holders to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such holder or holders; provided that, MNAC shall have the right to postpone or withdraw any registration effected pursuant to this Section 3.2 without obligation to any holder of Registrable Shares; and further provided that, during the first two years after the date of this Agreement, the Indemnifying Shareholders shall not have a right to include any Registrable Shares in such proposed Registration Statement.

         (b) In connection with any offering under this Section 3.2 involving an underwriting, MNAC shall not be required to include any Registrable Shares in such underwriting unless the holders thereof accept the terms of the underwriting as agreed upon between MNAC and the underwriters selected by it. If, in the written opinion of the managing underwriter, the registration of all, or part of, the Registrable Shares which the holders have requested to be included in such registration exceed the number of shares which can be sold without adversely affecting the marketability of the offering, then MNAC shall be required to include in the underwriting only that number of Registrable Shares equal to the greater of (i) [20%] of the number of shares to be sold by MNAC in such offering, or (ii) the number of Registrable Shares which the managing underwriter believes may, when added to the number of shares of Common Stock which other holders entitled to include shares of Common Stock in such registration have requested to be included therein, be sold without causing such adverse effect. If the number of Registrable Shares to be included in the underwriting in accordance with the foregoing is less than the total number of shares which the holders of Registrable Shares have requested to be included, then the holders of Registrable Shares who have requested registration and other holders of shares of Common Stock entitled to include shares of Common Stock in such registration shall participate in the underwriting pro rata based upon their total ownership of shares of Common Stock of MNAC, and subject to the right of holders of Registrable Shares to have included in such registration at least 20% of the number of shares to be sold by MNAC in such offering. If any holder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting holders pro rata based upon their total ownership of Registrable Shares.

         3.3 Form S-3 Registration. At any time at least one year after MNAC becomes subject to the reporting requirements of the Exchange Act, a holder or holders of an aggregate of at least 10% of the Registrable Shares issued to the CorVu Shareholders may request, in writing, that MNAC effect the registration on Form S-3 under the Securities Act (or any comparable or successor form) of at least 50% of such holder's Registrable Shares. Upon receipt of any such request, MNAC shall promptly give written notice of such proposed registration to all CorVu Shareholders, who shall have the right, by giving written notice to MNAC within 30 days after MNAC provides its notice, to elect to have included in such registration such of their Registrable Shares as such holders may request in such notice of election. Thereupon, MNAC shall, as expeditiously as possible, use its best efforts to effect the registration of all Registrable Shares which MNAC has been requested to so register. In addition, MNAC shall not be required to effect any registration within 120 days after the effective date of any other Registration Statement of MNAC. If at the time of any request to register Registrable Shares pursuant to this Section 3.3, MNAC is engaged or has fixed plans to engage, within 60 days of the time of the request, in a registered public offering as to which the holders of Registrable Shares may include Registrable Shares pursuant to Section 3.2 or in any other activity which, in the good faith determination of MNAC's Board of Directors, would be materially adversely affected by the requested registration then MNAC may at its option direct that such request be delayed for a period not in excess of six months from the date of such request.

         3.4 Registration Procedures. If and whenever MNAC is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Shares under the Securities Act, MNAC shall:

         (a) file with the SEC a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become and remain effective;

         (b) as expeditiously as possible prepare and file with the SEC any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective for a period of not less than 120 days (180 days for a registration under Section 3.3) from the effective date;

         (c) as expeditiously as possible furnish to each holder of Registrable Shares who is selling shares pursuant to such registration (a "Selling Holder") such reasonable number of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the Selling Holder;

         (d) as expeditiously as possible use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the Selling Holders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the Selling Holders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the Selling Holder; provided, however, that MNAC shall not be required in connection with this paragraph (d) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction; and

         (e) if MNAC has delivered preliminary or final prospectuses to the Selling Holders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, promptly notify the Selling Holders and, if requested, the Selling Holders shall immediately cease making offers of Registrable Shares and return all prospectuses to MNAC. MNAC shall promptly provide the Selling Holder with revised prospectuses and, following receipt of the revised prospectuses, the Selling Holders shall be free to resume making offers of the Registrable Shares.

         3.5 Allocation of Expenses. MNAC will pay all of the Registration Expenses of all registrations under Sections 3.1 and 3.2; provided, however, that if a registration under Section 3.1 is withdrawn at the request of the holders of Registrable Shares requesting such registration and if the requesting holders elect not to have such registration counted as a registration requested under Section 3.1, the requesting holders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration. The Selling Holders will pay, pro rata based on the number of Registrable Shares included in such offering, the first $5,000 of Registration Expenses of the registrations under Section 3.3. For purposes of this Section, the term "Registration Expenses" shall mean all expenses incurred by MNAC in complying with this Agreement including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and disbursements of counsel for MNAC and the fees and expenses of one counsel selected by the Selling Holders to represent the Selling Holders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding the following expenses which shall in all events be paid by the Selling Holders: underwriting discounts and selling commissions with respect to such Selling Holders' shares, and the fees and expenses of the Selling Holders' own counsel (other than the counsel selected to represent all of the Selling Holders).

         3.6 Indemnification. In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, MNAC will indemnify and hold harmless the seller of such Registrable Shares, each underwriter of such Registrable Shares, and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and MNAC will reimburse such seller, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that MNAC will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to MNAC, in writing, by or on behalf of such seller, underwriter or controlling person specifically for use in the preparation thereof.

         In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares, severally and not jointly, will indemnify and hold harmless MNAC, each of its directors and officers and each underwriter (if any) and each person, if any, who controls MNAC or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which MNAC, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to MNAC by or on behalf of such seller, specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of such seller of Registrable Shares hereunder shall be limited to an amount equal to the net proceeds to each seller of Registrable Shares from the sale of Registrable Shares as contemplated herein.

         Each party entitled to indemnification under this Section 3.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that, counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld). The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

         3.7 Indemnification with Respect to Underwritten Offering. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 3.1(a), MNAC agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including without limitation customary provisions with respect to indemnification by MNAC of the underwriters of such offering.

         3.8 Information by Holder. Each holder of Registrable Shares included in any registration shall furnish to MNAC such information regarding such holder and the distribution proposed by such holder as MNAC may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

         3.9 Rule 144 Requirements. MNAC shall use its best efforts to cause the MNAC Common Stock to be registered under Section 12 of the Exchange Act as soon as reasonably practicable after the date hereof, and thereafter, MNAC agrees to:

         (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

         (b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of MNAC under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

         (c) furnish to any holder of Registrable Shares upon request a written statement by MNAC as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days following the closing of the first sale of securities by MNAC pursuant to a Registration Statement), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of MNAC, and such other reports and documents of MNAC as such holder may reasonably request to avail itself of any similar rule or regulation of the SEC allowing it to sell any such securities without registration.

         3.10 Transfers of Registration Rights.

         Subject to Section 4.4, the rights granted to each holder of Registrable Shares pursuant to Article 3 of this Agreement may be transferred by such holder to another holder of Registrable Shares or to any person or entity acquiring record ownership of at least [one thousand (1,000)] Registrable Shares (such number being subject to adjustment for any stock dividend, stock split, subdivision, combination or other recapitalization of the Common Stock of MNAC).

         3.11 Additional Registration Rights. MNAC shall not grant registration rights to any third party unless such registration rights are on a parity with, or subordinate to, the rights of the holders of the Registrable Shares hereunder.


                                    ARTICLE 4
                                  MISCELLANEOUS

         4.1 Specific Performance. The parties hereto acknowledge that in the event of any breach of the provisions of this Agreement, the nonbreaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that, in addition to any other remedy to which a party may be entitled at law or in equity, the obligations of the parties hereunder shall be specifically enforceable and no party shall take any action to impede the others from seeking to enforce such right of specific performance.

         4.2 Severability. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term of provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         4.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally by commercial courier service or otherwise, or by telecopier, or three days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) If to an CorVu Shareholder, to such persons last address on file with MNAC.

         (b) If to MNAC, to:

         CorVu Corporation (f/k/a Minnesota American, Inc.)
         Attention: David Carlson
         3400 West 66th Street, Suite 445
         Edina, MN 55435
         Fax No: 612/843-7752
         with a copy to:

         Fredrikson & Byron, P.A.
         Attention:  John H. Stout, Esq.
         1100 International Centre
         900 Second Avenue South
         Minneapolis, MN 55402
         Fax No.:  (612) 347-7077

         4.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors or assigns; provided that, none of the parties may assign its rights or obligations hereunder without the prior written consent of the other party.

         4.5 Headings. The descriptive headings of the several Articles and Sections of this Agreement and of the several Schedules to this Agreement are inserted for convenience only and do not constitute a part of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

         4.6 Entire Agreement; Modification and Waiver. This Agreement represents the only agreement among the parties concerning the subject matter hereof and supersedes all prior agreements whether written or oral, relating thereto. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by all parties (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the provision hereof and the circumstance or event specifically made subject thereto and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any recurrence thereof.

         4.7 Publicity. Each of the parties represents and warrants to the other party that it will make no announcement to public officials or the press in any way relating to the transaction described herein without the prior written consent of the other party, except as may be required of MNAC under the 1933 Act and 1934 Act and under the rules of the Nasdaq National Market.

         4.8 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Minnesota without regard to the conflicts of laws rules thereof.

         4.9 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         4.10 Survival. All of the representations, warranties, and indemnifications made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the Closing or the termination hereof, shall survive the Closing or such termination and continue thereafter in full force and effect, subject to applicable statutes of limitations.

         4.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties have duly executed this Registration Rights Agreement, as of the day and year first written above.

                            MINNESOTA AMERICAN, INC.


                           By:
                               Pierce McNally, Chairman and
                             Chief Executive Officer





(CorVu Shareholder Signature Pages attached)

                        CorVu Shareholder Signature Page


         The undersigned shareholder of CorVu Corporation ("CorVu") hereby becomes a party to the foregoing Registration Rights Agreement dated __________________, 1999 between Minnesota American, Inc. ("MNAC") and certain shareholders of CorVu. The undersigned represents and warrants to MNAC as follows:

         (a) The undersigned is a bona fide resident of (or if an entity is organized or incorporated under the laws of, and is domiciled in), _________________ [INSERT NAME OF STATE OR COUNTRY].

         (b) [MUST CHECK EITHER (1) OR (2):]

                  (1) The undersigned is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act.

                  (2) The undersigned is not an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act.

         (c) [THIS SUBSECTION (c) APPLIES ONLY TO PERSONS WHO ARE NOT "ACCREDITED INVESTORS"] The undersigned has made previous investments in publicly-traded equity securities. The undersigned is experienced and knowledgeable in financial and business matters and is capable of evaluating the merits and risks of an investment in MNAC Common Stock, or alternatively, if the undersigned is not an "accredited investor" so experienced and capable, Shareholder has checked the box below:

                           [CHECK ONLY IF THE FOLLOWING SENTENCE IS APPLICABLE]
                  The undersigned is not an "accredited investor" and does not have sufficient experience and knowledge in financial and business matters or is otherwise incapable of evaluating the merits and risks of an investment in MNAC Common Stock, and therefore appoints and designates ___________________ [INSERT NAME] as the undersigned's purchaser representative. [If this sentence is checked, the undersigned agrees to ensure that such designated person meets the definition of a "purchaser representative" in Rule 501 of Regulation D under the Securities Act.]

         (d) The undersigned is the legal owner of ________ shares of CorVu Common Stock.

IF AN INDIVIDUAL:                              IF AN ENTITY:

------------------------------                 ------------------------------
Signature                                      Signature

------------------------------                 ------------------------------
Name (Typed or Printed)                        Name (Typed or Printed) and Title

------------------------------                 ------------------------------
Signature of Joint Owner                       Name of Entity
(If held jointly)

------------------------------
Name (Typed or Printed)

                         ALL SHAREHOLDERS MUST COMPLETE:

                        -------------------------------------------

                        -------------------------------------------

                        -------------------------------------------
                        [Address]

                        -------------------------------------------
                        Business Telephone Number

                        -------------------------------------------
                        Fax Telephone Number

                        -------------------------------------------
                        Tax Identification or Social Security Number